STOCK PURCHASE AGREEMENT

AMONG

NATIONAL INVESTMENT MANAGERS INC.,

CALIFORNIA INVESTMENT ANNUITY SALES, INC.,
RICHARD L. KAPLAN AND HANA E. KAPLAN INTER VIVOS TRUST AGREEMENT
DATED 1/29/97 AS AMENDED AND RESTATED 1/10/03
AND ANTHONY S. DELFINO

Dated as of April 3, 2008

i

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of April 3, 2008 (the “Agreement”), among National Investment Managers Inc., a corporation organized under the laws of Florida (the “Purchaser”), California Investment Annuity Sales, Inc., a corporation organized under the laws of California (the “Company”), and Richard L. Kaplan and Hana E. Kaplan Inter Vivos Trust Agreement dated 1/29/97 as amended and restated 1/10/03 and Anthony Delfino (“Sellers”).

W I T N E S S E T H:

WHEREAS, the Sellers own an aggregate of 2,666 2/3 shares of common stock, $1.00 par value, of the Company (the “Shares”), which Shares constitute all of the issued and outstanding shares of capital stock of the Company; and

WHEREAS, the Sellers desire to sell to Purchaser, and the Purchaser desires to purchase from the Sellers, the Shares for the purchase price and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF SHARES

1.1 Sale and Purchase of Shares.

Upon the terms and subject to the conditions contained herein, on the Closing Date the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Sellers, all of the Shares.

ARTICLE II
PURCHASE PRICE AND PAYMENT

2.1 Amount of Purchase Price. The purchase price for the Shares shall be an amount equal to (i) $1,425,000 (one million four hundred twenty five thousand US dollars) (the “Cash Purchase Price”), and (ii) $950,000 (nine hundred fifty thousand US dollars) evidenced by promissory notes in the form of exhibit 2.1(ii) hereto, payable to the Sellers pro rata based upon their proportionate ownership of the Company (the “Notes” and collectively with the Cash Purchase Price, the “Purchase Price”).

2.2 Payment of Purchase Price. On the Closing Date, the Purchaser shall pay the Cash Purchase Price to the Sellers, which shall be paid by the delivery to Sellers of a certified or bank cashier's checks in New York Clearing House Funds, payable to the order of the Sellers or, at the Sellers’ option, by wire transfer of immediately available funds into accounts designated by the Sellers. On the Closing Date, the Purchaser shall deliver the Notes to the Sellers.

2.3 Notes Adjustment.

(a) Within 60 days after the end of each of the two twelve month periods following the Closing Date, the Purchaser shall cause to be prepared and delivered to Sellers a statement of operations of the Company for such twelve month period, determined in accordance with GAAP. Such statement of operations shall include (i) a separate calculation of the Revenue (as defined below) of the Company; (ii) a determination as to whether Revenue of $600,000 for the first 12 months following the Closing Date (the “Initial Target Revenue”) and $630,000 for the period commencing on the 13th month following the Closing Date and ending on the 24th month following the Closing Date (the “Secondary Target Revenue” and together with the Initial Target Revenue, the “Target Revenue”) has been achieved; and (iii) the amount of the Shortfall (as defined below). In the event that  the employment of John Davis, COO and President of the Purchaser, is terminated then the Initial Target Revenue shall be adjusted to $480,000 and the Secondary Target Revenue shall be adjusted to $504,000.  In the event all of the issued and outstanding securities of the Purchaser or its assets are sold or the Purchaser is merged with another entity in which there is a change in control of the Purchaser ("NIM Sale") and such NIM Sale results in a change in business for the Company that adversely impacts the ability of the Company to meet the Target Revenue, then the each Target Revenue shall be adjusted by the amount by which said Target Revenue has been adversely affected by the change in business for the Company following the NIM Sale. Revenue is defined as the combination of all operating revenue recognized by the Company on  GAAP basis in accordance with the Purchaser’s revenue recognition policy, for all existing business including, but not limited to, insurance and securities commissions, solicitor fees, TPA expense reimbursements provided by insurance carriers, and other referral fees/commission splits.  It also includes the operating revenue recognized by the Company on  GAAP basis in accordance with the Purchaser’s revenue recognition policy for all new business less the amount of compensation paid to Richard Kaplan as provided for in Schedule I(B) of the Employment Agreement dated as of the date hereof entered by and between VEBA Administrators, Inc. d/b/a Benefit Planning Inc. (“VEBA”) and Richard Kaplan and the amount of compensation paid to Anthony Delfino as provided for in Schedule I(B) of the Consulting Agreement dated as of the date hereof by and between VEBA and Anthony Delfino. Unless within fifteen (15) days of delivery of such statement of operations by Purchaser to Sellers, Purchaser shall have received a written objection from Sellers to such statement of operations, then such draft shall be considered the final statement of operations of the Company for such period (the “Final Statement of Operations”). If within fifteen (15) days of delivery of the statement of operations by Purchaser to Sellers, Purchaser shall have received a written objection from Sellers to such statement of operations, then the Sellers and Purchaser shall attempt to reconcile their differences diligently and in good faith and any resolution by them shall be final, binding and conclusive. If the Sellers and the Purchaser are unable to reach a resolution with such effect within ten (10) days of the Purchaser’s receipt of the Sellers’ written notice of objection, the Sellers and the Purchaser shall submit such dispute for resolution to an independent accounting firm mutually appointed by the Sellers and the Purchaser (the “Independent Accounting Firm”), which shall determine and report to the parties and such report shall be final, binding and conclusive on the parties hereto. In the event the parties cannot mutually agree upon the Independent Accounting Firm, then the parties shall submit the decision to arbitration pursuant to Section 10.13, below, and the arbitrator shall select the Independent Accounting Firm. The fees and disbursements of the Independent Accounting Firm shall initially be paid by the Sellers; provided, however, in the event that the Independent Accounting Firm determines that the Sellers’ objection to the statement of operations are valid, then the Purchaser shall pay the fee payable to the Independent Accounting Firm by reimbursing Sellers any amounts previously paid by them and paying any balance due to the Independent Accounting Firm.

(b) If the revenue of the Company for either or both of the first two 12-month periods following the Closing Date is less than the Target Revenue or the liabilities set forth in the Closing Balance Sheet (as defined below) are greater than the assets set forth in the Closing Balance Sheet (as defined below) (the “Shortfall”), then the principal amount payable pursuant to the Notes shall be reduced prorata amongst the Sellers by the amount of the Shortfall with the portion of the principal that is payable pursuant to the Notes at the earlier date being reduced first; provided, however, that the maximum reduction to the Notes shall be the lesser of the aggregate Principal of the Seller’s Notes or the balance then due on the Notes and the maximum amount of the cumulative Shortfall shall be no more than the aggregate Principal of the Seller’s Notes.

(c) Within ten (10) days of the Closing, the Sellers shall deliver an unaudited balance sheet as of the Closing Date (the “Closing Balance Sheet”), which will be calculated in accordance with GAAP. Unless within five (5) business days of delivery of such Closing Balance Sheet by Sellers to Purchaser, Sellers shall have received a written objection from Sellers to Closing Balance Sheet, then such draft shall be considered the final Closing Balance Sheet. If within five (5) business days of delivery of the Closing Balance Sheet by Sellers to Purchaser, Sellers shall have received a written objection from Purchasers to such Closing Balance Sheet, then the Sellers and Purchaser shall attempt to reconcile their differences diligently and in good faith and any resolution by them shall be final, binding and conclusive. If the Sellers and the Purchaser are unable to reach a resolution with such effect within ten (10) days of the Sellers’ receipt of the Purchaser’s written notice of objection, the Sellers and the Purchaser shall submit such dispute for resolution to an independent accounting firm mutually appointed by the Sellers and the Purchaser (the “Independent Accounting Firm”), which shall determine and report to the parties and such report shall be final, binding and conclusive on the parties hereto. In the event the parties cannot mutually agree upon the Independent Accounting Firm, then the parties shall submit the decision to arbitration pursuant to Section 10.13, below, and the arbitrator shall select the Independent Accounting Firm. The fees and disbursements of the Independent Accounting Firm shall initially be paid by the Sellers; provided, however, in the event that the Independent Accounting Firm determines that the Purchaser’s objection to the statement of operations are not valid, then the Purchaser shall pay the fee payable to the Independent Accounting Firm by reimbursing Sellers any amounts previously paid by them and paying any balance due to the Independent Accounting Firm. In the event that the current assets exceed the current liabilities as set forth in the Closing Balance Sheet (the “Excess Capital”), then the Purchaser shall make an additional payment in cash to the Sellers on a pro rata basis equal to the Excess Capital within thirty (30) days.

ARTICLE III
CLOSING AND TERMINATION

3.1 Closing Date.

Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at the offices of the Sellers or their attorneys, Reish Luftman Reicher & Cohen, 11755 Wilshire Blvd., Tenth Floor, Los Angeles, CA 90025 (or at such other place as the parties may designate in writing) on such date as the Sellers and the Purchaser may designate. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date". Notwithstanding the foregoing, the effective date of this Agreement and the closing shall be March 31, 2008.

3.2 Termination of Agreement.

This Agreement may be terminated prior to the Closing as follows:

(a) At the election of the Sellers or the Purchaser on or after April 3, 2008, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder;

(b) by mutual written consent of the Sellers and the Purchaser; or

(c) by the Sellers or the Purchaser if there shall be in effect a final nonappealable order of a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

3.3 Procedure Upon Termination.

In the event of termination and abandonment by the Purchaser or the Sellers, or both, pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by the Purchaser or the Sellers. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, and all copies thereof to the party furnishing the same, and shall delete all electronic copies maintained on electronic media.

3.4 Effect of Termination.

In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Company, the Sellers or the Company; provided, however, that the obligations of the parties set forth in Section 3.3 hereof shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section 3.4 shall relieve the Purchaser or the Sellers of any liability for a breach of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers and the Company hereby jointly and severally represent and warrant to the Purchaser that:

4.1. Organization and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above. The Company is not required to be qualified to transact business in any other jurisdiction where the failure to so qualify would have an adverse effect on the business of the Company.

4.2. Authority.

(a) The Company has full power and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets.

(b) The execution of this Agreement and the delivery hereof to the Purchaser and the sale contemplated herein have been, or will be prior to Closing, duly authorized by the Board of Directors of the Company, having full power and authority to authorize such actions.

(c) Subject to any consents required under Section 4.7 below, the Sellers and the Company have the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of Sellers and the Company and constitutes a valid and binding obligation of the Sellers and the Company, enforceable in accordance with its terms.

(d) Except as set forth in Section 4.2, neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which the Sellers or the Company is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of the Company, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on the Sellers or the Company in any way.

4.3. Shares.

(a) The authorized capital stock of the Company consist of 100,000 shares of common stock, par value $1.00 per share, of which 2,666 2/3 shares have been issued to Sellers and constitute the only shares of capital stock outstanding. All of the Shares are duly authorized, validly issued, fully paid and non-assessable.

(b) The Sellers are the lawful record and beneficial owner of all the Shares, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, except as set forth in Section 4.3 or Schedule 4.3, and have, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

(c) There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which the Company is or may become obligated to issue, assign or transfer any shares of capital stock of the Company, except as set forth in Section 4.3. Upon the delivery to Purchaser on the Closing Date of the certificates representing the Shares, Purchaser will have good, legal, valid, marketable and indefeasible title to all the then issued and outstanding shares of capital stock of the Company, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

4.4. Basic Corporate Records. The copies of the Articles of Incorporation of the Company (certified by the Secretary of State or other authorized official of the jurisdiction of incorporation), and the Bylaws of the Company, as the case may be (certified as of the date of this Agreement as true, correct and complete by the Company’s secretary or assistant secretary), all of which have been delivered to the Purchaser, are true, correct and complete as of the date of this Agreement.

4.5. Minute Books. The minute books of the Company, which shall be exhibited to the Purchaser between the date hereof and the Closing Date, contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the shareholders, Board of Directors and committees of such Board of Directors of the Company, if any, and, on the Closing Date, will contain true, correct and complete minutes and records of any meetings, proceedings and other actions of the shareholders, Board of Directors and committees of such Board of Directors of the Company.

4.6. Subsidiaries and Affiliates. Any and all businesses, entities, enterprises and organizations in which the Company has any ownership, voting or profit and loss sharing percentage interest (the “Subsidiaries”) are identified in Schedule 4.6 hereto, together with the Company’s interest therein. Unless the context requires otherwise or specifically designated to the contrary on Schedule 4.6 hereto, “Company” as used in this Agreement shall include all such Subsidiaries. Except as set forth in Section 4.6 or 4.31 or on Schedule 4.6, (i) the Company has made no advances to, or investments in, nor owns beneficially or of record, any securities of or other interest in, any business, entity, enterprise or organization, (ii) there are no arrangements through which the Company has acquired from, or provided to, the Sellers or their affiliates any goods, properties or services, other than any such arrangements with VEBA, or its affiliates, (iii) there are no rights, privileges or advantages now enjoyed by the Company as a result of the ownership of the Company by the Sellers which, to the knowledge of the Sellers or the Company, might be lost as a result of the consummation of the transactions contemplated by this Agreement. Each entity shown on Schedule 4.6 is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power to own all of its property and to carry on its business as it is now being conducted. Also set forth on Schedule 4.6 is a list of jurisdictions in which each Subsidiary is qualified as a foreign corporation. Such jurisdictions are the only jurisdictions in which the ownership or leasing of property by each Subsidiary or the conduct of its business requires it to be so qualified. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and, except as set forth on Schedule 4.6, are owned, of record and beneficially, by the Company, and on the Closing Date will be owned by the Company, free and clear of all liens, encumbrances, equities, options or claims whatsoever. No Subsidiary has outstanding any other equity securities or securities options, warrants or rights of any kind that are convertible into equity securities of such Subsidiary, except as set forth on Schedule 4.6.

4.7. Consents. Except as set forth in Schedule 4.7, no consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the Company can be operated by the Purchaser in the same manner after the Closing as heretofore operated by the Company, nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of the Company.

4.8. Financial Statements. The Sellers have delivered, or will deliver prior to Closing, to the Purchaser copies of the following financial statements (which include all notes and schedules attached thereto), all of which are true, complete and correct, have been prepared from the books and records of the Company in accordance with generally accepted accounting principles (“GAAP”) consistently applied and fairly present the financial condition, assets, liabilities and results of operations of the Company as of the dates thereof and for the periods covered thereby:

the audited balance sheet of the Company as at December 31, 2006 and 2007, and the related audited statements of operations, stockholder’s equity and of cash flows of the Company for the years then ended (such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).

In such Financial Statements, the statements of operations do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as set forth in Schedule 4.8, and the financial statements for the interim periods indicated include all adjustments, which consist of only normal recurring accruals, necessary for such fair presentation. There are no facts known to any of the Sellers or the Company that, under generally accepted accounting principles consistently applied, would alter the information contained in the foregoing Financial Statements in any material way.

For the purposes hereof, the balance sheet of the Company as of December 31, 2007 is referred to as the “Balance Sheet” and December 31, 2007 is referred to as the “Balance Sheet Date”.

4.9. Records and Books of Account. Except as provided below, the records and books of account of the Company and of each Subsidiary reflect all material items of income and expense and all material assets, liabilities and accruals, and have been, and to the Closing Date will be, regularly kept and maintained on a basis consistent with internal books and records previously maintained by the Company and each of its Subsidiaries. Notwithstanding the foregoing, the internal books and records are maintained on a cash basis, utilizing a September 30 fiscal year end, and are not prepared in accordance with generally accepted accounting principles, and do not reflect all accruals which would be required by generally accepted accounting principles. Notwithstanding the foregoing, the Sellers have delivered, or will deliver prior to Closing, to the Purchaser copies of the following financial statements (which include all notes and schedules attached thereto) as set forth in Section 4.8 of this Agreement immediately above.

4.10. Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Company’s Financial Statements or disclosed in Schedule 4.10, there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation (i) liabilities to former, retired or active employees of the Company under any pension, health and welfare benefit plan, vacation plan or other plan of the Company, (ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Balance Sheet Date, or arising out of transactions entered into, or any state of facts existing, on or prior to said date, and (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance existing or which has existed that could reasonably be expected to result in any liability of the Company, other than liabilities and contingent liabilities incurred in the ordinary course of business since the Balance Sheet Date consistent with the Company’s recent customary business practice, none of which is materially adverse to the Company.

4.11 Taxes.

(a) For purposes of this Agreement, “Tax” or “Taxes” refers to: (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) (i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by the Company with any Tax authority. All such Returns are true, correct and complete in all respects. The Company has paid all Taxes shown to be due on such Returns. Except as listed on Schedule 4.11 hereto, the Company is not currently the beneficiary of any extensions of time within which to file any Returns. The Sellers and the Company have furnished and made available to the Purchaser complete and accurate copies of all income and other Tax Returns and any amendments thereto filed by the Company in the last three (3) years.

(ii) The Company, as of the Closing Date, will have withheld and accrued or paid to the proper authority all Taxes required to have been withheld and accrued or paid.

(iii) The Company has no unresolved delinquencies in the payment of any Tax nor is there any unsatisfied or unreserved Tax deficiency outstanding or assessed against the Company. The Company has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) Except as set forth on Schedule 4.11, there is no dispute, claim, or proposed adjustment concerning any Tax liability of the Company either (A) claimed or raised by any Tax authority in writing or (B) based upon personal contact with any agent of such Tax authority, and there is no claim for assessment, deficiency, or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority against the Company which has not been satisfied. The Company is not a party to nor has the Company been notified in writing that it is the subject of any pending, proposed, or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority, nor does the Company have any reason to believe that any such notice will be received in the future. Within the last five years, neither the Internal Revenue Service nor any state or local taxation authority has audited any income tax return of the Company. The Company has not filed any requests for rulings with the Internal Revenue Service. No power of attorney has been granted by the Company or its Affiliates with respect to any matter relating to Taxes of the Company. There are no Tax liens of any kind upon any property or assets of the Company, except for inchoate liens for Taxes not yet due and payable.

(v) The Company has no liability for any unpaid Taxes which has not been paid or accrued for or reserved on the Financial Statements in accordance with GAAP, whether asserted or unasserted, contingent or otherwise.

(vi) There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(vii) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

(viii) The Company is not a party to, nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

(ix) None of the Company’s assets are tax exempt use property within the meaning of Section 168(h) of the Code.

4.12. Accounts Receivable. The accounts receivable of the Company shown on the Balance Sheet Date, and those to be shown in the Financial Statements, are, and will be, actual bona fide receivables from transactions in the ordinary course of business representing valid and binding obligations of others for the total dollar amount shown thereon, and as of the Balance Sheet Date were not (and presently are not) subject to any recoupments, set-offs, or counterclaims. All such accounts receivable are and will be collectible in amounts not less than the amounts (net of reserves) carried on the books of the Company, including the Financial Statements, and will be paid in accordance with their terms. Except as listed on Schedule 4.12 hereto, all such accounts receivable are and will be actual bona fide receivables from transactions in the ordinary course of business.

4.13. Intentionally Left Blank.

4.14. Machinery and Equipment. Except for items disposed of in the ordinary course of business, all computers and related software, machinery, tools, furniture, fixtures, equipment, vehicles, leasehold improvements and all other tangible personal property (hereinafter “Fixed Assets”) of the Company currently being used in the conduct of its business, or included in determining the net book value of the Company on the Balance Sheet Date, together with any machinery or equipment that is leased or operated by the Company, are in fully serviceable working condition and repair. Said Fixed Assets shall be maintained in such condition from the date hereof through the Closing Date. Except as described on Schedule 4.14 hereto, all Fixed Assets owned, used or held by the Company are situated at its business premises and are currently used in its business. Schedule 4.14 describes all Fixed Assets owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which the Company is responsible (copies of all agreements relating thereto being attached to said Schedule 4.14), and all such property is in the Company’s actual possession and is in such condition that upon the return of such property in its present condition to its owner, the Company will not be liable in any amount to such owner. There are no outstanding requirements or recommendations by any insurance company that has issued a policy covering either (i) such Fixed Assets or (ii) any liabilities of the Company relating to operation of the Business, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any Fixed Assets or any changes in the operations of the Business, any equipment or machinery used therein, or any procedures relating to such operations, equipment or machinery. All Fixed Assets of the Company are set forth on Schedule 4.14 hereto.

4.15. Real Property Matters. The Company does not own any real property as of the date hereof and has not owned any real property during the three years preceding the date hereof.

4.16. Leases. All leases of real and personal property of the Company are described in Schedules 4.14 and 4.16, are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights, and have not been assigned or encumbered. The Company has performed in all material respects the obligations required to be performed by it under all such leases to date and it is not in default in any material respect under any of said leases, except as set forth in Schedule 4.16, nor has it made any leasehold improvements required to be removed at the termination of any lease, except signs. No other party to any such lease is in material default thereunder. Except as noted on Schedule 4.16, none of the leases listed thereon require the consent of a third party in connection with the transfer of the Shares.

4.17. Patents, Software, Trademarks, Etc. The Company owns, or possess adequate licenses or other rights to use, all patents, software, trademarks, service marks, trade names and copyrights and trade secrets, if any, necessary to conduct its business as now operated by it. The patents, software, trademarks, service marks, copyrights, trade names and trade secrets, if any, registered in the name of or owned or used by or licensed to the Company and applications for any thereof (hereinafter the “Intangibles”) are described or referenced in Schedule 4.17. Sellers hereby specifically acknowledge that all right, title and interest in and to all patents and software listed on Schedule 4.17 as patents owned by the Company are owned by the Company and that the ownership of such patents and software will be transferred as part of the Company to Purchaser as part of the transaction contemplated hereby. No officer, director, shareholder or employee of the Company or any relative or spouse of any such person owns any patents or patent applications or any inventions, software, secret formulae or processes, trade secrets or other similar rights, nor is any of them a party to any license agreement, used by or useful to the Company or related to the Business except as listed in Schedule 4.17.  All of said Intangibles are valid and in good standing, are free and clear of all liens, security interests, charges, restrictions and encumbrances of any kind whatsoever, and have not been licensed to any third party except as described in Schedule 4.17. The Company has not been charged with, nor has it infringed, nor to the Sellers’ actual knowledge is it threatened to be charged with infringement of, any patent, proprietary rights or trade secrets of others in the conduct of its business, and, to the date hereof, neither the Sellers nor the Company have received any notice of conflict with or violation of the asserted rights in intangibles or trade secrets of others. The consummation of the transactions contemplated hereby will not alter or impair any rights of the Company in any such Intangibles or in any such permit, franchise or license, except as described in Schedule 4.17. The Intangibles and other like information and data are in such form and of such quality and will be maintained in such a manner that the Company can, following the Closing, sell the products and provide the services heretofore provided by it so that such products and services meet applicable specifications and conform with the standards of quality and cost of production standards heretofore met by it. The Company has the sole and exclusive right to use its corporate and trade names in the jurisdictions where it transacts business.

4.18. Insurance Policies. There is set forth in Schedule 4.18 a list and brief description of all insurance policies on the date hereof held by the Company or on which it pays premiums, including, without limitation, life insurance and title insurance policies, which description includes the premiums payable by it thereunder. Schedule 4.18 also sets forth, in the case of any life insurance policy held by the Company, the name of the insured under such policy, the cash surrender value thereof and any loans thereunder. All such insurance premiums in respect of such coverage have been, and to the Closing Date will be, paid in full, or if not due, properly accrued on the Balance Sheet. All claims, if any, made against the Company which are covered by such policies have been, or are being, settled or defended by the insurance companies that have issued such policies. Up to the Closing Date, such insurance coverage will be maintained in full force and effect and will not be cancelled, modified or changed without the express written consent of the Purchaser, except to the extent the maturity dates of any such insurance policies expiring prior to the Closing Date. No such policy has been, or to the Closing Date will be, cancelled by the issuer thereof, and, to the actual knowledge of the Sellers and the Company, between the date hereof and the Closing Date, there shall be no increase in the premiums with respect to any such insurance policy caused by any action or omission of the Sellers or of the Company.

4.19. Banking and Personnel Lists. The Sellers and the Company will deliver to the Purchaser prior to the Closing Date the following accurate lists and summary descriptions relating to the Company:

(i) The name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

(ii) The names, current annual salary rates and total compensation for the preceding fiscal year of all of the present directors and officers of the Company, and any other employees whose current base accrual salary or annualized hourly rate equivalent is $20,000 or more, together with a summary of the bonuses, percentage compensation and other like benefits, if any, paid or payable to such persons for the last full fiscal year completed, together with a schedule of changes since that date, if any.

(iii) A schedule of workers’ compensation insurance payments of the Company over the past five full fiscal years and the fiscal year to date, a schedule of claims by employees of the Company against the workers’ compensation fund or insurance policy for any reason over such period, identification of all compensation and medical benefits paid to date on each such claim and the estimated amount of compensation and medical benefits to be paid in the future on each such claim. With respect to the foregoing information, the Sellers and Company are relying solely upon the information provided by their workers compensation insurance carrier and make no independent representation and warranty thereof.

(iv) The name of all pensioned employees of the Company whose pensions are unfunded and are not paid or payable pursuant to any formalized pension arrangements, their agent and annual unfunded pension rates.

(v) The name, address, telephone number, facsimile number, email address, the name of the principal contact and all other relevant contact information of any clients and business relationships of the Seller not contained in the regular business records of the Company.

4.20. Lists of Contracts, Etc. There is included in Schedule 4.20 a list of the following items (whether written or oral) relating to the Company, which list identifies and fairly summarizes each item:

(i) All collective bargaining and other labor union agreements (if any); all employment agreements with any officer, director, employee or consultant; and all employee pension, health and welfare benefit plans, group insurance, bonus, profit sharing, severance, vacation, hospitalization, and retirement plans, post-retirement medical benefit plans, and any other plans, arrangements or custom requiring payments or benefits to current or retiring employees.

(ii) All joint venture contracts of the Company or affiliates relating to the Business;

(iii) All contracts of the Company relating to (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) obligations under capital leases, (e) debt of others secured by a lien on any asset of the Company, and (f) debts of others guaranteed by the Company.

(iv) All contracts that individually provide for aggregate future payments to or from any of the Company of $20,000 or more, to the extent not included in (i) through (iv) above;

(v) All contracts of the Company that have a term exceeding one year and that may not be cancelled without any liability, penalty or premium, to the extent not included in (i) through (v) above;

(vi) A complete list of all outstanding powers of attorney granted by any of the Company; and

(vii) All other contracts of the Company material to the business, assets, liabilities, financial condition, results of operations or prospects of the Business taken as a whole to the extent not included above.

Except as set forth in Schedule 4.20, (i) all contracts, agreements and commitments of the Company set forth such schedules are valid, binding and in full force and effect, and (ii) neither the Company nor any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder. Except as set forth in Schedule 4.20, the sale of the Shares by the Sellers in accordance with this Agreement will not result in the termination of any contract, agreement or commitment of the Company set forth in such schedules, and immediately after the Closing, each such contract, agreement or commitment will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on the Company resulting from the sale of the Shares by the Sellers. True and complete copies of the contracts, leases, licenses and other documents referred to in this Schedule 4.20 will be delivered to the Purchaser, certified by the Secretary or Assistant Secretary of the Company as true, correct and complete copies at the Closing.

There are no pending disputes with customers or vendors of the Company regarding quality or return of goods involving amounts in dispute with any one customer or vendor, whether for related or unrelated claims, in excess of $5,000 except as described on Schedule 4.20 hereto, all of which will be resolved to the reasonable satisfaction of Purchaser prior to the Closing Date. To the actual knowledge of Sellers and the Company, there has not been any event, happening, threat or fact that would lead them to believe that any of said customers or vendors will terminate or materially alter their business relationship with the Company after completion of the transactions contemplated by this Agreement.

4.21. Compliance With the Law. The Company is not in violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement). Except as set forth in Schedule 4.21, the Company has not been and are not now charged with, or to the actual knowledge of the Sellers or the Company under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the actual knowledge of Sellers or the Company after due inquiry, are there any circumstances that would or might give rise to any such violation. The Company has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority.

4.22. Litigation; Pending Labor Disputes. Except as specifically identified on Schedule 4.22:

(i) There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Sellers, or the Company, threatened, against the Sellers or the Company, relating to the Business or the Company or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis actually known to the Sellers or the Company for any such action.

(ii) There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon Sellers or the Company relating to the Business or the Company the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by the Company or which limit or control or otherwise adversely affect its method or manner of doing business.

(iii) There are no charges of discrimination (relating to sex, age, race, national origin, handicap or veteran status) or unfair labor practices pending or, to the actual knowledge of the Sellers or the Company, threatened before any governmental or regulatory agency or authority or any court relating to employees of the Company.

4.23. Absence of Certain Changes or Events. The Company has not, since the Balance Sheet Date, except as described on Schedule 4.23:

(i) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) or in connection with the performance of this Agreement, and any such obligation or liability incurred in the ordinary course is not materially adverse, except for claims, if any, that are adequately covered by insurance;

(ii) Discharged or satisfied any lien or encumbrance, or paid or satisfied any obligations or liability (absolute, accrued, contingent or otherwise) other than (a) liabilities shown or reflected on the Balance Sheet, and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business that were not materially adverse;

(iii) Increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefor, except (a) as disclosed on the Balance Sheet, or (b) as may have been required under generally accepted accounting principles due to income earned or expense accrued since the Balance Sheet Date and as disclosed to the Purchaser in writing;

(iv) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;

(v) Sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which has not been materially adverse;

(vi) Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its business;

(vii) Incurred any significant labor trouble or granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any director, officer, employee or agent; provided, however, that all net income through the date of the Closing less liabilities payable by the Company at Closing, will be paid to the Sellers as either compensation or salary;

(viii) Authorized any capital expenditure for real estate or leasehold improvements, machinery, or equipment in excess of $5,000.00 in the aggregate;

(ix) Except for this Agreement, entered into any material transaction;

(x) Issued any stocks, bonds, or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its capital stock; or

(xi) Experienced damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate materially and adversely affecting any of its properties, assets or business, or experienced any other material adverse change or changes individually or in the aggregate affecting its financial condition, assets, liabilities or business.

4.24. Employee Benefit Plans.

(a) Schedule 4.24 lists a description of the only Employee Programs (as defined below) that have been maintained (as such term is further defined below) by the Company at any time during the five (5) years prior to the date hereof.

(b) There has not been any failure of any party to comply with any laws applicable with respect to any Employee Program that has been maintained by the Company. With respect to any Employee Programs now or heretofore maintained by the Company, there has occurred no breach of any duty under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other applicable law which could result, directly or indirectly in any taxes, penalties or other liability to the Purchaser, the Company or any affiliate (as defined below). No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the actual knowledge of the Company or Sellers, threatened with respect to any such Employee Program.

(c) Except as set forth in Schedule 4.24 attached hereto, neither the Company nor any affiliate has ever (i) provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits or (ii) maintained an Employee Program provided to such employees subject to Title IV of ERISA, Section 401(a) or Section 412 of Code, including, without limitation, any Multiemployer Plan.

(d) For purposes of this Section 4.24:

(i) “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

(ii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

(iii) An entity is an “affiliate” of the Company for purposes of this Section 3.24 if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C); and

(iv) “Multiemployer Plan” means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

4.25. Intentionally Left Blank

4.26. Assets. The assets of the Company are located at the locations listed on Schedule 4.26 attached hereto. Except as described in Schedule 4.26, the assets of the Company are, and together with the additional assets to be acquired or otherwise received by the Company prior to the Closing, will at the Closing Date be, sufficient in all material respects to carry on the operations of the Business as now conducted by the Company. The Company (including for such purpose any Subsidiaries thereof listed on Schedule 4.20) are the only business organizations through which the Business is conducted. Except as set forth in Schedule 4.16 or Schedule 4.26, all assets used by the Sellers and the Company to conduct the Business are, and will on the Closing Date be, owned by the Company.

4.27. Absence of Certain Commercial Practices. Except as described on Schedule 4.27, neither the Company nor the Sellers has made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for the Company or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff.

4.28. Licenses, Permits, Consents and Approvals. The Company has, and at the Closing Date will have, all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”) required to conduct the Business. All Licenses of the Company are listed on Schedule 4.28 hereto. At the Closing, the Company will have all such Licenses which are material to the conduct of the Business and will have renewed all Licenses which would have expired in the interim. Except as listed in Schedule 4.28, no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a “Filing”) will be required as a result of the sale of the Shares by Sellers in accordance with this Agreement (a) to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any asset of the Company pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon the Company or to which any such asset may be subject, or (b) to enable Purchaser (directly or through any designee) to continue the operation of the Company and the Business substantially as conducted prior to the Closing Date. All such Filings will be duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

4.29. Intentionally Left Blank.

4.30 Broker. Except as specified in Schedule 4.30, neither the Company nor the Sellers has retained any broker in connection with any transaction contemplated by this Agreement. Purchaser and the Company shall not be obligated to pay any fee or commission associated with the retention or engagement by the Company or Sellers of any broker in connection with any transaction contemplated by this Agreement.

4.31. Related Party Transactions. Except as described in Schedule 4.31, all transactions during the past five years between the Company and any current or former shareholder or any entity in which the Company or any current or former shareholder had or has a direct or indirect interest have been fair to the Company as determined by the Board of Directors. No portion of the sales or other on-going business relationships of the Company is dependent upon the friendship or the personal relationships (other than those customary within business generally) of any Sellers, except as described in Schedule 4.31. During the past five years, the Company has not forgiven or cancelled, without receiving full consideration, any indebtedness owing to it by the Sellers.

4.32 Patriot Act. The Company and the Sellers certify that neither the Company nor any of its Subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Company and the Sellers hereby acknowledge that the Purchaser seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, the Company and the Sellers hereby represent, warrant and agree that: (i) none of the cash or property that the Sellers has contributed or paid or will contribute and pay to the Company has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company or any of their Subsidiaries to the Purchaser, to the extent that they are within the Companies’ and/or their Subsidiaries’ control shall cause the Purchaser to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. The Sellers shall promptly notify the Purchaser if any of these representations ceases to be true and accurate regarding the Sellers, the Company or any of its Subsidiaries. The Sellers agrees to provide the Purchaser any additional information regarding the Company or any of its Subsidiaries that the Purchaser reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

4.33 Intentionally Left Blank.

4.34 Intentionally Left Blank.

4.35. Disclosure. All statements contained in any schedule, certificate, opinion, instrument, or other document delivered by or on behalf of the Sellers or the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Sellers and the Company herein. No statement, representation or warranty by the Sellers or the Company in this Agreement or in any schedule, certificate, opinion, instrument, or other document furnished or to be furnished to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with full and fair disclosure concerning the Company, the Business, and the Company’s affairs.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1 Organization and Good Standing.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

5.2 Authority.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary corporate action on the part of the Purchaser.

(b) The execution of this Agreement and the delivery hereof to the Sellers and the purchase contemplated herein have been, or will be prior to Closing, duly authorized by the Purchaser’s Board of Directors having full power and authority to authorize such actions.

(c) Subject to any consents required under Section 4.7 above, the Purchaser and the Company have the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of Purchaser and constitutes a valid and binding obligation of the Sellers and the Company, enforceable in accordance with its terms.

(d) Except as set forth in Schedule 5.2, neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of the Purchaser, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on the Purchaser in any way.

5.3 Conflicts; Consents of Third Parties.

(a) The execution and delivery of this Agreement, the acquisition of the Shares by Purchaser and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Incorporation or Bylaws of the Purchaser and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it is bound.

(b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

5.4. Consents. Except as set forth in Schedule 5.4, no consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the Business can be conducted by the Purchaser in the same manner after the Closing as heretofore conducted by the Company, nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of the Company.

5.5 Compliance With the Law. The Purchaser is not in violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement). Except as set forth in Schedule 5.5, the Purchaser has not been and are not now charged with, or to the actual knowledge of the Purchaser under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the actual knowledge of the Purchaser after due inquiry, are there any circumstances that would or might give rise to any such violation. The Purchaser has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority.

5.6 Litigation. Except as specifically identified on Schedule 4.22:

(i) There are no material legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Purchaser, threatened, against the Purchaser, relating to the Purchaser's business, operations or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis actually known to the Purchaser for any such action.

(ii) There are no material judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon the Purchaser relating to its business the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by the Purchaser or which limit or control or otherwise adversely affect its method or manner of doing business.

(iii) There are no Legal Proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.7 Absence of Certain Commercial Practices. Except as described on Schedule 5.7, the Purchaser has not made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for the Company or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff.

5.8 Licenses, Permits, Consents and Approvals. The Purchaser has, and at the Closing Date will have, all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”) required to conduct the Business. At the Closing, the Purchaser will have all such Licenses which are material to the conduct of the Business and will have renewed all Licenses which would have expired in the interim. Except as listed in Schedule 5.8 no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a “Filing”) will be required as a result of the sale of the Shares by Sellers in accordance with this Agreement (a) to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any asset of the Purchaser pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon the Purchaser or to which any such asset may be subject, or (b) to enable Purchaser (directly or through any designee) to continue the operation of the Company and the Business substantially as conducted prior to the Closing Date. All such Filings will be duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

5.9 Patriot Act. The Purchaser certifies that neither the Purchaser nor any of its Subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Purchaser hereby acknowledges that the Purchaser seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, the Purchaser hereby represents, warrants and agrees that: (i) none of the cash or property that the Purchaser has contributed or paid or will contribute and pay to the Sellers has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Purchaser or any of its Subsidiaries to the Sellers, to the extent that they are within the Purchaser's and/or its Subsidiaries’ control shall cause the Purchaser to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. The Purchaser shall promptly notify the Sellers if any of these representations ceases to be true and accurate regarding the Purchaser or any of its Subsidiaries. The Purchaser agrees to provide the Sellers any additional information regarding the Purchaser or any of its Subsidiaries that the Sellers reasonably request to ensure compliance with all applicable laws concerning money laundering and similar activities.

5.10 Investment Intention.

The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.11 Broker.

The Purchaser has not retained any broker in connection with any transaction contemplated by this Agreement. Sellers shall not be obligated to pay any fee or commission associated with the retention or engagement by the Purchaser of any broker in connection with any transaction contemplated by this Agreement.

5.12 Intentionally left blank.

ARTICLE VI
COVENANTS

6.1 Access to Information.

The Sellers and the Company agree that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books, records and financial condition of the Company and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Sellers shall cooperate, and shall cause the Company and its Subsidiaries to cooperate, fully therein. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement or the Seller Documents. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and its Subsidiaries, the Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys (subject to any restrictions imposed by the attorney-client privilege) and other representatives of the Company and its Subsidiaries to cooperate fully with such representatives in connection with such review and examination.

6.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Sellers shall, and shall cause the Company to:

(i) Conduct the businesses of the Company only in the ordinary course consistent with past practice;

(ii) Use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Company and (B) preserve its present relationship with Persons having business dealings with the Company;

(iii) Maintain (A) all of the assets and properties of the Company in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of the Company in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of the Company; and

(v) Comply in all material respects with applicable Laws.

(b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Sellers shall not, and shall cause the Company not to:

(i) Declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company;

(ii) Transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company;

(iii) Effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

(iv) Amend the certificate of incorporation or by-laws of the Company;

(v) (A) materially increase the annual level of compensation of any employee of the Company, (B) increase the annual level of compensation payable or to become payable by the Company to any of its executive officers, except as provided in Section 4.23(vii), above, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, except as provided in Section 4.23(vii), above, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director, officer or employee of the Company in his or her capacity as a director, officer or employee of the Company;

(vi) Except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person, or change the terms of payables or receivables;

(vii) Subject to any Lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of the Company;

(viii) Acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of the Company except, with respect to the items listed on Schedule 6.2(b)(viii) hereto, as previously consented to by the Purchaser;

(ix) Cancel or compromise any debt or claim or waive or release any material right of the Company except in the ordinary course of business consistent with past practice;

(x) Enter into any commitment for capital expenditures or the purchase of assets out of the ordinary course in excess of $5,000;

(xi) Permit the Company to enter into any transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

(xii) Permit the Company to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(xiii) Except for transfers of cash pursuant to normal cash management practices, permit the Company to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, the Sellers or any Affiliate of the Sellers; or

(xiv) Agree to do anything prohibited by this Section 6.2 or anything which would make any of the representations and warranties of the Sellers in this Agreement or the Seller Documents untrue or incorrect in any material respect as of any time through and including the Effective Time.

6.3 Consents.

The Sellers and the Company shall use their best efforts, and the Purchaser shall cooperate with the Sellers and the Company, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 4.7 hereof; provided, however, that neither the Sellers, the Company nor the Purchaser shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

6.4 Other Actions.

Each of the Sellers, the Company and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.5 No Solicitation.

Through the earlier of the Closing or the date set forth in Section 3.2(a), above, the Sellers will not, and will not cause or permit the Company or any of the Company’s directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in the Company other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Sellers will inform the Purchaser in writing immediately following the receipt by Sellers, the Company or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

6.6 Preservation of Records.

Subject to Section 9.4(e) hereof (relating to the preservation of Tax records), the Sellers and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of the Company for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Sellers or the Purchaser or any of their Affiliates, income tax audits by any applicable governmental agency, or in order to enable the Sellers or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

6.7 Publicity.

None of the Sellers, the Company nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser, the Company or the Sellers, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Purchaser lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

6.8 Use of Name.

The Sellers hereby agrees that upon the consummation of the transactions contemplated hereby, the Purchaser and the Company shall have the sole right to the use of the name “California Investment Annuity Sales, Inc.”, and any derivation of the aforementioned names and the Sellers shall not, and shall not cause or permit any Affiliate to, use such name or any variation or simulation thereof.

6.9 Non-Solicitation Agreements and Employment and Consulting Agreements.

On or prior to the Closing Date, each of Richard Kaplan and Anthony Delfino shall enter into non-solicitation agreements with the Purchaser, substantially in the form of agreements attached hereto as Exhibit 6.9 (the “Non-Solicitation Agreements”). In addition, Richard Kaplan and Anthony Delfino shall enter into an Employment Agreement or Consulting Agreement, respectively, with VEBA (the “Seller Agreements”).

6.10 Financial Statements.

The Sellers shall deliver the Financial Statements to the Purchaser on or prior to the Closing Date.

6.11 Tax Matters.

(a) Tax Periods Ending on or Before the Closing Date. The Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all Tax periods through and including the Closing Date which are filed after the Closing Date as soon as practicable and prior to the date due (including any proper extensions thereof). The Purchaser shall provide the Sellers access to all books and records of the Company necessary to prepare such Tax Returns. The Sellers shall permit the Company and the Purchaser to review and provide comments, if any, on each such Tax Returns described in the preceding sentence prior to filing. Unless the Purchaser or the Company provides comments to the Sellers, the Company shall deliver to the Sellers each such Return signed by the appropriate officer(s) of the Company for filing within twenty (20) days following the Sellers’ delivery to the Company and the Purchaser of any such Return. The Sellers shall deliver to the Company promptly after filing each such Return a copy of the filed Return and evidence of its filing. The Sellers shall pay the costs and expenses incurred in the preparation and filing of the Tax Returns on or before the date such costs and expenses are due

If the Company provides comments to the Sellers and at the end of such twenty (20) day period the Company and the Sellers have failed to reach written agreement with respect to all of such disputed items, the parties shall submit the unresolved items to arbitration for final determination. Promptly, but no later than thirty (30) days, but in no event after the due date of the Tax Returns, after its acceptance of its appointment as arbitrator, the arbitrator shall render an opinion as to the disputed items. The determination of the arbitrator shall be conclusive and binding upon the parties. The Company and the Sellers (as a group) shall each pay one half of the fees, costs and expenses of the arbitrator. The prevailing party may be entitled to an award of pre- and post-award interest as well as reasonable attorneys’ fees incurred in connection with the arbitration and any judicial proceedings related thereto as determined by the arbitrator. If the parties or the arbitrator have not resolved the dispute by the due date of the Tax Returns, the Sellers shall have the option to file such Returns, in the form prepared by Sellers, so as to avoid the late filing of such Returns; provided, however, following the filing of the Tax Returns, if such arbitrator determines that the Tax Returns were incorrect, the Sellers shall amend such Tax Returns at their own expense.

(b) Tax Periods Beginning After the Closing Date. The Company or the Purchaser shall prepare or cause to be prepared and file or cause to be filed any Returns of the Company for Tax periods that begin and end after the Closing Date. The Purchaser shall pay the costs and expenses incurred in the preparation and filing of such Tax Returns. The Purchaser or the Company, and not the Sellers, shall be responsible for all taxes relating to the operation of the Company after the Closing.

(c) Refunds and Tax Benefits. Any Tax refunds that are received after the Closing Date by the Sellers (other than tax refunds received in connection with such Sellers’ individual tax Returns), the Purchaser or the Company, and any amounts credited against Tax to which the Sellers, the Purchaser or the Company become entitled, shall be for the account of the Company, and the Sellers shall pay over to the Company any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to the Sellers, the Sellers shall pay such amount to the Company within fifteen (15) days after receipt or entitlement thereto.

(d) Cooperation on Tax Matters.

(i) The Purchaser, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, Purchaser and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Sellers, any extensions thereof) of the respective tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(ii) The Purchaser and the Sellers further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) The Purchaser and the Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to §6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(e) IRC Section 338 Election. The Company shall not, and the Purchaser shall not cause or permit the Company, to file an election under Sections 338 or 338(h)(10) of the Internal Revenue Code with respect to the Company after the Closing. In the event the Company files such election, or the Purchaser permits or causes the Company to make such elections after the Closing, the Purchaser shall be responsible for all taxes attributable to such election and shall indemnify and hold harmless the Sellers from any such taxes, none of which shall be the responsibility of the Sellers and which are expressly excluded from the Sellers' representations, warranties and indemnifications regarding the tax liability of the Company or any reserves therefore.

ARTICLE VII
CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of Purchaser.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of the Sellers and the Company contained herein shall be true and correct as of the date hereof;

(b) all representations and warranties of the Sellers and the Company contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Sellers and the Company contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(c) the Sellers and the Company shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(d) the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by each Sellers certifying as to the fulfillment of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) hereof;

(e) Certificates representing 100% of the Shares shall have been, or shall at the Closing be, validly delivered and transferred to the Purchaser, free and clear of any and all Liens;

(f) there shall not have been or occurred any Material Adverse Change since the Balance Sheet Date. Material Adverse Change shall mean, with respect to any person, (a) any material adverse change or effect on (i) the business, operations, assets (taken as a whole), liabilities (taken as a whole), condition (financial or otherwise), results of operations or prospects of such person or (ii) the right or ability to consummate any of the transactions contemplated hereby or (b) any event or condition which would with the passage of time, the giving or receipt of notice or the occurrence of any other action or event;

(g) the Sellers and the Company shall have obtained all consents and waivers referred to in Section 4.7 hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement and the Seller Documents;

(h) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Sellers, the Company, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(i) the Purchaser shall have received the written resignations of each director and officer of the Company;

(j)  the Non-Solicitation Agreements shall have been executed;

(k) the Seller Agreements shall have been executed; and

(l) the Purchaser shall have received information satisfactory in its sole discretion to verify the accuracy of all financial information delivered by the Sellers to the Purchaser.

7.2 Conditions Precedent to Obligations of the Sellers and the Company.

The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers and the Company in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof;

(b) all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(c) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(d) the Sellers shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Sellers) executed by the Chief Executive Officer and Chief Financial Officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c);

(e) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Sellers, the Company, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f) The Non-Solicitation Agreements shall have been executed by the Purchaser; and

(g) All of the deliverables described in Section 8.2 have been delivered to the Sellers.

ARTICLE VIII.
DOCUMENTS TO BE DELIVERED

8.1 Documents to be Delivered by the Sellers.

At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

(a) stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

(b) the certificates referred to in Section 7.1(d) and 7.1(e) hereof;

(c) copies of all consents and waivers referred to in Section 7.1(g) hereof;

(d) the Non-Solicitation Agreements and the Seller Agreements duly executed by all parties other than the Purchaser;

(e) written resignations of each of the officers and directors of the Company;

(f) certificate of good standing with respect to the Company issued by the Secretary of State of the State of incorporation, and for each state in which the Company is qualified to do business as a foreign corporation; and

(g) such other documents as the Purchaser shall reasonably request.

8.2 Documents to be Delivered by the Purchaser.

At the Closing, the Purchaser shall deliver to the Sellers the following:

(a) The Purchase Price;

(b) the Notes;

(b) the certificates referred to in Section 7.2(d) hereof;

(c) the Non-Solicitation and the Seller Agreements duly executed by the Company or the Purchaser; and

(d) such other documents as the Sellers shall reasonably request.

ARTICLE IX
INDEMNIFICATION

9.1 Indemnification.

(a) Subject to Section 9.2 hereof, Richard Kaplan and Anthony Delfino (the “Seller Indemnifying Parties”) hereby agree to jointly and severally indemnify and hold the Purchaser, the Company, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

(i) any and all liabilities of the Company of every kind, nature and description, absolute or contingent, existing as against the Company prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date, except to the extent that the same have been fully provided for in the Balance Sheet or disclosed in the notes thereto or were incurred in the ordinary course of business between the Balance Sheet date and the Closing Date;

(ii) subject to Section 10.3, any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Seller Indemnifying Parties set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Seller Indemnifying Parties pursuant to this Agreement, to be true and correct in all respects as of the date made;

(iii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Seller Indemnifying Parties under this Agreement;

(iv) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses").

(b) Subject to Section 9.2, Purchaser hereby agrees to indemnify and hold the Richard Kaplan and Anthony Delfino and their respective Affiliates, agents, successors and assigns (collectively, the "Sellers Indemnified Parties") harmless from and against:

(i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 5 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or arising from the ownership or operation of the Company from and after the Closing Date;

(iii) all debts, obligations and claims relating to the operations of the Company after the Closing Date; and

(iv) any and all Expenses incident to the foregoing.

9.2 Limitations on Indemnification for Breaches of Representations and Warranties.

An indemnifying party shall not have any liability under Section 9.1(a)(ii) or Section 9.1(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the representations and warranties set forth in Sections 4.3, 4.11, 4.24 and 4.29 hereof, exceeds $25,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses in excess of $25,000 (the “Deductible”).

The Seller's indemnification obligation hereunder shall be limited to the Purchase Price (as adjusted per Section 2.3(a) of this Agreement), and the Purchaser's initial recourse for any claims for indemnification hereunder shall be the then outstanding principal balance due under the Notes which shall be reduced pro rata amongst the Sellers. Purchaser shall have the right to offset against the amount due under the Notes the amount of any indemnification claims it has after satisfaction of all the procedures for indemnification set forth in this Article 9.

9.3 Indemnification Procedures.

(a) In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person other than a party hereto in respect of which payment may be sought under Section 9.1 hereof (regardless of the Basket or the Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnified party is defending such Claim, the indemnified party may not settle such Claim without the prior consent of the indemnifying party. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, an actual, present conflict exists between the indemnified party and the indemnifying party relating to the underlying Claim being asserted that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

9.4 Tax Treatment of Indemnity Payments.

The Sellers and the Purchaser agree to treat any indemnity payment made pursuant to this Article 9 as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

ARTICLE X
MISCELLANEOUS

10.1 Payment of Sales, Use or Similar Taxes.

All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Purchaser.

10.2 Survival of Representations and Warranties.

The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto (other than claims for indemnifications with respect to the representation and warranties contained in Sections 4.3, 4.11, and 4.24 which shall survive for periods coterminous with any applicable statutes of limitation) shall terminate unless within twenty-four (24) months after the Closing Date written notice of such claims is given to the Sellers or such actions are commenced.

10.3 Expenses.

Except as otherwise provided in this Agreement, the Sellers and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses which have not been paid prior to the Closing; provided, however, that the Company may pay, prior to the Closing, all expenses incurred by the Sellers in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby; provided, however, following the payment of such expenses, there shall be cash on hand to pay all Company liabilities incurred prior to Closing.

10.4 Specific Performance.

The Sellers and the Company acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Sellers and the Company under this Agreement, including, without limitation, the Sellers’ obligation to sell the Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

10.5 Further Assurances.

The Sellers and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

10.6 Submission to Jurisdiction; Consent to Service of Process.

The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the state of California over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.7 Entire Agreement; Amendments and Waivers.

This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California.

10.9 Table of Contents and Headings.

The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

10.10 Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a)	Purchaser:

National Investment Managers Inc.
485 Metro Place South, Suite 275
Dublin, Ohio 43017
Attn: Steven Ross, CEO
Phone: (614) 923-8822
Facsimile: (614) 923-5242

Copy to:

Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
403 Merrick Avenue, 2nd Floor
East Meadow, New York 11554
Phone: (516) 833-5034
Facsimile: (516) 977-1209

(b)	Sellers and Companies:

Richard L. Kaplan
Anthony S. Delfino
California Investment Annuity Sales, Inc.
4640 Admiralty Way
Marina Del Rey, CA 90292
Phone: (310) 577-1444
Facsimile: (310) 821-1529

Copy to:

Michael A. Vanic, Esq.
Reish Luftman Reicher & Cohen
11755 Wilshire Blvd., Tenth Floor
Los Angeles, CA 90025
Phone: (310) 478-5656
Facsimile: (310) 478-5831

10.11 Severability.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

10.12 Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser's rights to purchase the Shares and the Purchaser's rights to seek indemnification hereunder) to any Affiliate of the Purchaser; provided, however, that in any such assignment by Purchaser, all of the assignees obligations hereunder, including, but not limited to, the obligation due under the Notes shall be guaranteed by National Investment Managers Inc., a corporation organized under the laws of Florida. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

10.13 Arbitration.

In the event of a dispute arising from this Agreement, the parties agree to try in good faith to resolve the dispute through mediation by selecting a third party to help them reach an agreement. If they are unable to resolve the dispute through mediation, within sixty (60) days from the date notice is first given by one party to the other as to the existence of such a dispute, they agree to submit to resolution by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). Any hearing under the Rules shall take place at Los Angeles, California in accordance with Rule 11 of the Rules. The hearing shall be before one arbitrator in accordance with Rule 17 of the Rules. The provisions of Section 1283.05 of the California Code of Civil Procedure are incorporated into and made a part of this Agreement. Any award rendered by the Arbitrator pursuant to this Agreement and the Rules shall be enforceable in the Superior Court of the County of Los Angeles, in and for the State of California as the court having exclusive jurisdiction over such arbitration. Such arbitration shall be binding and final. IN AGREEING TO ARBITRATION, THE PARTIES ACKNOWLEDGE THAT IN THE EVENT OF A DISPUTE ARISING FROM THIS AGREEMENT, EACH PARTY IS GIVING UP THE RIGHT TO HAVE THE DISPUTE DECIDED IN A COURT OF LAW BEFORE A JUDGE OR JURY AND INSTEAD ARE ACCEPTING THE USE OF ARBITRATION FOR RESOLUTION.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

NATIONAL INVESTMENT MANAGERS INC.

By:	/s/Steven Ross
Name: Steven Ross
Title: CEO

CALIFORNIA INVESTMENT ANNUITY SALES, INC.

By:	/s/Anthony Delfino
Name: Anthony Delfino
Title: President

Richard L. Kaplan and Hana E. Kaplan Inter Vivos Trust Agreement dated 1/29/97 as amended and restated 1/10/03

/s/ Richard I. Kaplan
Name: Richard I. Kaplan
Title: Trustee

/s/ Anthony Delfino
Anthony Delfino

/s/ Richard Kaplan
Richard Kaplan
(personally, solely with respect to the indemnification obligations under Article IX)